Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

MMS - Q2 2006 MAXIMUS, Inc. Earnings Conference Call

Event Date/Time: May. 04. 2006 / 9:00AM ET

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CORPORATE PARTICIPANTS

 Lisa Miles

 Maximus Inc - Director, Investor Relations

 Dave Walker

 Maximus - CFO

 Rich Montoni

 Maximus Inc - CEO

CONFERENCE CALL PARTICIPANTS

 Cynthia Houlton

 RBC Capital Markets - Analyst

 Thatcher Thompson

 CIBC World Markets - Analyst

 Anurag Rana

 KeyBanc Capital Management - Analyst

 Tom Meagher

 Friedman, Billings - Analyst

 Bill Loomis

 Stifel Nicolaus - Analyst

 Jason Kupferberg

 UBS - Analyst

 Dana Walker

 Kalmar Investments - Analyst

 Shlomo Rosenbaum

 Stifel Nicolaus - Analyst

 Matthew McKay

 Jefferies & Co. - Analyst

 Matt Konrad

 FBR - Analyst

 PRESENTATION

Operator

 Ladies and gentlemen, welcome to MAXIMUS’s second quarter earnings conference call. [OPERATOR INSTRUCTIONS] At this time I would like to turn the call over to Lisa Miles, Director of Investor Relations.

 Lisa Miles - Maximus Inc - Director, Investor Relations

 Good morning and thank you for joining us. For today’s call we have posted a presentation on our web site for you to follow along with. The presentation can be found on the MAXIMUS web site at www.MAXIMUS.com. Click on investor information and this will take you to the appropriate page where you’ll find the presentation link which is located directly underneath the web cast link.

Before we begin I would like to remind everyone that a number of statements being made today will be forward looking in nature. Please remember that such statements are only predictions and actually events or results may differ materially as a result of risks we face including those assessed in our risks section of 99.1 of our SEC filings. We encourage you to review the summary of these risks in our most recent 10-Q filed with the SEC on February 8, 2006. The Company does not assume any obligation to revise or update these forward looking statements to reflect subsequent events or circumstances.

On the call today is Rich Montoni, Chief Executive Officer and David Walker our new Chief Financial Officer.

Dave has served as vice president and controller since 2002. Dave most recently served as the chief accounting officer managing the accounting and treasury functions and led the organization’s compliance efforts under Sarbanes-Oxley.

Prior to MAXIMUS Dave was Chief Financial Officer for a McLean based LLC, international, a publicly traded telecommunications consulting and engineering company. Over his 25 year career he has held several executive level financial leadership positions and started his career in public accounting.

Dave holds a Bachelor of Science degree in accounting from Syracuse University and his CPA. And with that, I’ll the call over to Dave for a detailed discussion of our financial results.

 Dave Walker - Maximus - CFO

 Thanks, Lisa. Good morning. It’s a pleasure to be here in my new role as Chief Financial Officer. As Lisa noted I’ve spent 25 years in financial leadership positions and have been here at MAXIMUS since 2002.

Prior to that I served as CFO of a publicly traded telecommunications consulting and professional services company. I’m particularly excited about this opportunity here at MAXIMUS as I join a great senior management team committed to shareholder value. With that said, let’s turn to the financial highlights for the quarter.

Revenue for the second quarter was $179.8 million, an increase of 17% year-over-year driven principally by our operations segment.

Net income for the second quarter total $8.9 million or $0.41 per diluted share. This compares to $8.5 million or $0.39 a share in the same quarter last year after adjusting for FAS 123R.

The earnings per share in the quarter are $0.41 which decreased $0.02 for legal and settlement cost.

Net cash provided by operating activities totaled $11.4 million with free cash flow of $6.5 million. Cash, cash equivalents and marketable securities remain healthy at $175.1 million as of March 31, 2006.

Let’s move into the results by business segment. As a reminder we implemented FAS 123R on a prospective basis at the beginning of this fiscal year.

Again, it’s important to keep in mind that fiscal year ‘05 results exclude stock option expense. This means that fiscal year ‘06 operating margins would be lower because they include the impact of stock option expense.

Second quarter consulting segment revenue increased 12% over last year to $26.4 million. The consulting segment second quarter operating income totaled $3 million with an operating margin of 11.3%.

The second quarter revenue and margin growth over last year was driven principally from the financial services division. This division benefited from the timing of Rev Max claims and generally from federal requirements for the state to meet deadlines this year in child welfare compliance projects.

Q2 revenue for the system segment was $32.2 million which is comparable to last year.

Operating income for the quarter was just under $300,000, a decline of $1.7 million compared to the same period last year. This decline in operating income is largely the result of additional resources needed to fulfill contractual objectations on a large ERP system implementation. This phase of the system implementation is substantially complete and we feel we’ve got most of the issues behind us.

While this had adversely impacted earnings our client is pleased with the system being delivered. We anticipate receiving a follow-on stage to this contract in the second half of this year which will contribute to the division’s profitable expansion.

Second quarter revenue for the operations segment grew 24% over the same period last year, achieving revenue of $121.2 million in the quarter.

This growth was driven principally by the British Columbia health operations contract which launched in the third quarter of 2005 contributing approximately $7.7 million of revenue in this quarter, a $4.1 million hardware delivery on our voter contract and new work across the operations segment.

Second quarter operating income in the operations segment totaled $10.5 million with an 8.7% operating margin for the period.

Second quarter operating margin declined compared to the same period in fiscal 2005 due to the anticipated losses on our British Columbia and Texas projects.

In the current quarter our Texas project lost $2.3 million and we expect losses to continue for the rest of the year. We still expect the British Columbia contract to lose approximately 4 to $5 million for the full fiscal year. For the first six months of this year we’ve incurred about 70% of that loss. Much of the improvement in this segment’s operating margin in Q2 over Q1 is attributable to these plan improvements in B.C.’s project performance.

We currently expect our British Columbia project to turn the corner in fiscal 2007 depending on the timing of improved operating efficiencies and our ongoing system build-out.

Rich will discuss the Texas and British Columbia operations in more detail later in the call.

Returning to our company wide results our operating margins for the second quarter was 7.6% excluding the nonrecurring legal and settlement expenses operating margin would have been 8%.

Just a reminder, our SG&A and operating margins were impacted in fiscal 2006 by FAS 123R. Total stock option expense in the second quarter was $1.3 million or $0.04 per diluted share. If we had expensed options in the second quarter of last year, stock option expense would have been $1.6 million or $0.05 per diluted share.

Moving to our balance sheet. Total accounts receivable for the quarter totaled $185.8 million with DSOs totaling 97 days. As a reminder, the 97 days includes $5.4 million in long-term accounts receivable which are classified within other assets on the balance sheet.

Cash from operations totaled $11.4 million with free cash flow of $6.5 million. We ended the quarter with substantial cash, cash equivalents and marketable securities of $175.1 million.

The company purchased approximately 138,700 shares of MAXIMUS common stock during the quarter offsetting the effect on shares outstanding from employee stock purchases. At March 31st, we had $24.4 million available on our ongoing stock repurchase program.

Rich will walk through our top priority for use of this cash during his prepared comments but that wraps up my section of the detailed financial discussion. Thank you for your ongoing support of MAXIMUS and I look forward to working with you. With that, I’ll turn the call over to Rich Montoni, Chief Executive Officer.

 Rich Montoni - Maximus Inc - CEO

 Thanks, David, and good morning everyone. I’m delighted to speak to you again on behalf of MAXIMUS in my new role as Chief Executive Officer.

Excluding charges we met our financial targets for the second quarter. Revenue totaled $179.8 million and earnings were $0.41 per diluted share which included the $0.02 impact related to legal and settlement expenses we deferred last week.

The recent days have been a period of change for the Company with the management transition and my return to MAXIMUS as CEO. I’m pleased to be back after a brief detour.

Most importantly my return demonstrates my commitment to the Company, it’s employees and our entire client base and to the shareholders of MAXIMUS. I firmly believe in the potential of MAXIMUS and its people. I look forward to leading its growth and development with the support of the board and the senior management team.

Since announcing my appointment as CEO we’ve worked to ensure that all of our customers, employees and investors understand that MAXIMUS remains strong and stable.

Above all, MAXIMUS is now a team oriented company. This is clearly reflected in the overwhelming support we received from our large customers as part of our proactive outreach to explain the management transition.

Within our organization our senior operational leaders did an outstanding job of assuring our employees and clients that this change will not adversely impact project and field operations. We held several employee meetings.

And in the past week the leadership team and I have spent time in the field. Overall I believe that morale is high and our employee base is energized. I thank our entire staff for their ongoing support and commitment to the organization through this period of change.

As part of these client outreach efforts, I went to our project operations in Texas working with the leadership team of the Texas Health and Human Services Commission as well as the prime contractor Accenture.

As is the case during the startup and transition phases of many large outsourcing projects, we face significant challenges and our team is diligently working the issues. I’ll address this later in the call. But the bottom line is we’re working to reline scope and some responsibilities to best position the project for success.

Right now let’s focus on our overall approach to the business in the near term. MAXIMUS has built tremendous brand name recognition over it’s 30-year history. We have unrivaled subject matter expertise imbedded throughout the organization. We possess significant competitive advantages of the market driven by expertise in running large, complicated federally funded programs. And the demand for our solutions is growing as government seeks more efficient ways to run these mandated programs.

In the near term we have several initiatives already underway but my intent is to refocus some of those efforts. 18 months ago we laid out our long-term 6 point plan for the Company as part of the senior leadership team I was deeply involved in developing the strategic direction for MAXIMUS. Against those objectives we have made real tangible progress.

We’ve strengthened our management team and brought in some very experienced industry talent to lead our segment operations.

As you know, we went through several rounds of cost reductions to better leverage resources and free up capital to invest in growing parts of the business. We have no immediate plans for major cost reduction actions but we will continue to balance resources with demand. We also made significant progress in turning around and combining some of our unprofitable business units.

However, much work remains to be done. MAXIMUS remains committed to being the premier government services provider and there are areas where quality can and will be improved.

We need to execute on current contracts and manage the risks on startup implementations on large contracts such as in British Columbia and Texas. The key is execution.

Further, we need to be competitive from a pricing standpoint, but we also need to be realistic in terms of the resources required when bidding on new opportunities. This will ensure client and end user satisfaction while maintaining acceptable levels of company profitability.

My approach will refocus the organization on winning more profitable business and increasing our overall margin as opposed to strictly emphasizing a volume driven approach. Ultimately we will be more selective in determining the opportunities we choose to pursue and the contractual terms we are willing to accept on new wins and rebids.

We are committed to margin expansion in the overall business in both current contracts and new business wins. This will be a critical component of how we manage the operations going forward.

In terms of the senior management team, we’ve done a great job over the past several quarters in recruiting industry leading talent into MAXIMUS. They’ve come in and hit the ground running, while I’m pleased that they’ve taken ownership of the Company’s long-term objectives at the operating level I believe that more can be accomplished by further empowering this team. We will drive more of the decision making process and accountability downward.

The segment leaders will have the necessary resources in decision making latitude to increase efficiency and to accelerate growth.

We will be a more flexible nimble organization and we will accomplish this by freeing up our managers to take on some of the day-to-day decision making to a more decentralized approach.

My experience and expertise lies in the financial arena. Ultimately I see my role as providing directional leadership in fostering a culture that requires management to maintain accountability and deliver on stated financial and operational goals.

We all recognize that for MAXIMUS to be scalable to the growth level we aspire to achieve we cannot be dependant on any single person to close deals, to win new business or to fix operational issues. Improving performance in British Columbia requires expertise across many areas of the Company and we are heading in the right direction. Our efforts in Texas require similar team work.

Now let’s turn our attention to updating you on some of those larger outsourcing jobs. First I’ll start with B.C., then move on to Texas.

In British Columbia we’ve made significant progress in turning around performance on this project. When we launched the project a year ago we faced several startup challenges during the transition period which is not uncommon in large projects. But over the last several months our focus on developing efficient processes and the staff commitment of meeting the service level requirements has made the difference in our overall performance.

Last week the Ministry of Health released their quarterly status report and the trends continue moving in the right direction with service levels among the best on record for the ministry. In the report the ministry noted that MAXIMUS has met all service level requirements for the last five months.

During this time we’ve maintained a record low document inventory level for four months running. Processed public documents within required levels since the end of November. For six straight months answered phones from the public on average within the three-minute call window and for the last seven months answered calls from doctors and pharmacists on average within the one-minute call window.

Moving forward we’re focused on aligning staff levels and managing service delivery closer to the economic model. We’ve made significant progress on this project over the last twelve months. After some startup challenges during the transition period we are confident that this project is headed in the right direction for the long term.

Now let’s turn our attention to the Texas project. As you may know, the Texas project is a large integrated eligibility contract and we are serving as a subcontractor to Accenture on a Texas Access Alliance.

The Texas health and human services commission recently announced that the phased rollout has been delayed. The commission, along with MAXIMUS as part of the Texas Access Alliance, is committed to the success of this project but the delay is a result of needed technical and operational improvements.

Last week I spent a couple of days in Texas assessing the issues. Quite frankly, the delays stem from the complexity of the system’s development and interfacing as well as startup readiness. This project is large, complex and in many ways leading edge innovations with commensurate risk and challenges.

That said, MAXIMUS is committed to taking the necessary steps that, along with the continued support and cooperation of the Texas Access Alliance, will make this project a success.

The financial implications of any necessary project changes are not known today and will depend upon the finalization and agreement to revise our scope and respective responsibility. We will most likely incur additional transitional expenses in the current quarter. I expect to finalize and quantify those modifications in the next 30 days.

Moving on I want to address some areas that I believe are of importance to our shareholder base. These are areas where we are really taking a fresh approach and want to be responsive to our stakeholders. As you know, MAXIMUS enjoys a very healthy balance sheet with strong cash position. We also generate significant cash flow on an annual basis. Overall there will definitely be a greater focus on capital deployed. That said, let’s talk about uses of cash.

As to M&A activity I know that in the past we’ve discussed pursuing larger acquisition candidates. However our top priority right now is optimizing our existing operations, particularly those underperforming contracts. Along the same lines while a large scale deal is not our focus right now, we think smaller tuck-in acquisitions remain a value to growing the Company.

In the short term we’re also going to selectively divest certain businesses that no longer complement our growth strategy. While we’re not prepared to discuss the specifics on today’s call, there are divestitures targets on the table.

We will be moving forward with our plans to exit some of these businesses in the short term that is over the next six months. . While our time frame is ambitious, I believe that a higher level of decisiveness is required. These efforts should facility margin improvement and are focused on business lines that are no longer aligned with our strategic objectives.

Other near term uses of cash will include reinvestment in the business to upgrade our technological capabilities. Investing in more robust systems will provide us with better control over our business and will serve as a path way to higher margins and fewer mistakes.

Additionally, increased investment in our technological infrastructure will enable us to more effectively scale our service offerings and improve our ability to roll knowledge from one project to the next.

Lastly, on a cash front, MAXIMUS has paid a quarterly dividend of $0.10 per share. We also maintain a active share repurchase program.

That pretty much outlines our thinking as it relates to our cash on hand. I know the board intends to revisit the concept of capitalization and best uses of cash, but in summary I expect an increased emphasis on smaller acquisitions, decisive action surrounding non core businesses, greater investment in key areas to facilitate growth, and the dividend and share repurchases as ongoing programs.

Let’s turn our attention to rebids and option renewals. This is another area where we do see continued success, and I’m pleased with our overall progress in this regard. We started the year with 17 jobs up for rebid. And to date, we have won or received extensions on 13 of these.

At the start of the year, the total value on the 17 rebids was $172 million. And to date, we’ve won $114 million of that work. Of all the rebids, the fiscal year ‘06 contract value totaled close to $32 million and thus far we’ve secured about $29 million.

The largest rebid this year is not expected to be decided until the end of the fiscal year and relates to a large health project where the current contract runs through October of 2006. As a result there’s no impact to fiscal 2006 on this rebid, so we firmed up the year from the rebid standpoint.

While the win rate is solid, we did lose a small child support rebid where we served as a subcontractor. The work was worth approximately $4 million in total contract value and about $1 million this year. In this case, this contract was not in our core child support area. And this gets us back to be more selective in the work we pursue particularly in areas where we excel.

Moving on to option exercises. We had 14 option exercises outstanding at the beginning of the year and to date we have won six. The total contract value on all of the bids was approximately $81 million. And so far we have won about $48 million of that. The total impact to FY ‘06 totaled about $21 million of which we have secured about $17 million.

Of the remaining eight options, three of the options are worth a total of $21 million and will be awarded in this year but have no impact to the current fiscal year.

Awards and pipeline. Moving into new sales awards in our sales pipeline our year-to-date contract signed as of May 2, 2006, totaled approximately $292 million. Awarded but unsigned awards were $135 million.

This is lower in comparison to last year, but fiscal 2005 was a very strong year for new sales awards for us. As I’ve discussed throughout this call we must focus our attention on proving execution on current contracts and optimizing the business we already have.

Additionally, we currently have close to $500 million in proposals that we are waiting decision on. So generally, our bookings tend to be cyclical based on procurement cycles in our various markets. .

In this regard our sales pipeline remains robust with opportunities at all levels of our business and all stages of our pipeline. At May 2, 2006 our pipeline totaled $1.3 billion and consisted of proposals pending of approximately $494 million. Proposals in preparation of $144 million and RFPs tracking of $682 million.

The $1.3 billion pipeline would normally be viewed as near record. However, I believe it’s more appropriate to focus on those aspects of the pipeline that are more relevant. That is proposal pending and proposal in preparation.

As we go forward we will emphasize these elements of our pipeline in both external reporting and operational management.

As to guidance, we still expect revenue in the range of $710 million to $725 million. However, we are revising our full year EPS estimates. While we believe the $1.87 is certainly achievable, we’re reducing full year guidance to a more conservative level. We now estimate diluted earnings per share in a range of $1.80 to $1.87.

We’ve revised this forecast with several items in mind. We reduced the forecast as it relates to Texas but there are still unknowns at this time. We also believe we will continue to see improvement in British Columbia.

And as you know the timing of license revenue and contingency basis work can be uncertain and is therefore a factor.

While there are several accretive events that may still get us to the $1.87, they are dependant on timing. Therefore we believe this revised guidance is prudent and conservative.

While my return to MAXIMUS was under unusual circumstances I am glad to be back. I have a tremendous amount of respect for the senior team and the employees of MAXIMUS and together we are moving forward. Through this transition we have kept people focused on our key priorities. We will continue to motivate our employees and empower our leadership to drive improved performance and ultimately growth.

While challenges remain and we have areas that need improvement we also have substantial resources and many opportunities.

We will preserve many aspects of MAXIMUS’s heritage that constitutes a solid foundation and we will make meaningful changes. We intend to make some cultural shifts. We must better leverage the talent within MAXIMUS. Our folks need to be more directed, focused, and accountable. We will empower our leaders.

On the financial front, we are re-evaluating uses of cash. It’s likely we will do smaller, tuck in acquisitions and divest nonstrategic business lines. We will continue to reinvest back into growing parts of the business and continue with our cash dividends and ongoing buy back program.

And operationally we will focus on optimizing our current business. We will focus on project and risk management, pricing and our approach to business development.

Before I open it up to Q-And-A, I do want to thank our employees, the leadership, the clients of MAXIMUS and our shareholders for their continued support. Thanks.

And operator, let’s begin the Q-and-A session.

 QUESTION AND ANSWER

Operator

 [OPERATOR INSTRUCTIONS]

 Lisa Miles - Maximus Inc - Director, Investor Relations

 Maria, this is Lisa, we can’t hear the first question.

Operator

 [OPERATOR INSTRUCTIONS]

 Cynthia Houlton - RBC Capital Markets - Analyst

 The first question comes from the line of Cynthia Houlton with MAXIMUS. It’s Cynthia Houlton with RBC Capital Markets.

Just a question on Texas in terms of two things first. If you look at the more conservative earnings, could you give us some kind of a magnitude of what potentially could be Texas related and then the other point is you talked about delays and negotiation.

Could you try to give a little bit more color specifically on what the delays are and what kind of, you know, the nature of the discussions in terms of what needs to perhaps change or startup readiness, et cetera?

 Rich Montoni - Maximus Inc - CEO

 Good morning, Cynthia. Let me take a crack at that. If I understand your question, one relates to, just to clarify, to the magnitude of the revised guidance of Texas?

 Cynthia Houlton - RBC Capital Markets - Analyst

 Yes, just that if we looked at the lower range of approximately $0.07 at the low end. Is Texas most of that or is that half or just kind of a range of what Texas could be on the lower earnings?

 Rich Montoni - Maximus Inc - CEO

 The revised guidance is based upon the current run rates in a continuation of some additional resources that we’ve dedicated to Texas.

We haven’t finalized the changes to the program. Therefore it’s not practical or possible to quantify the financial ramifications of any changes. And this we expect will happen in the next 30 days.

But essentially the reduction in the lower end of the guidance, the $1.87 to $1.80 is effectively all Texas related. Okay?

Second part of your question relates to the nature of the negotiations and the nature of any changes. Unfortunately I know we’re all anxious to understand what those might be in particular. But as is the nature of the negotiations we have to wait till we get through those negotiations to share them with you.

 Cynthia Houlton - RBC Capital Markets - Analyst

 Okay and maybe just a follow-up. Could you explain a little bit more how your relationship works with Accenture in terms of a subcontractor meaning that the work that you’re initially doing, are you doing all of that work and is Accenture doing half? I’m trying to get a sense of — and the way most subcontractor relations tend to work you’re paid by the prime. Is that kind of how the funds flow where Accenture has the contract, Texas pays them and then Accenture pays you for work. So maybe understanding from that perspective would also be helpful.

 Rich Montoni - Maximus Inc - CEO

 Sure. The way the project is arranged. The Texas Alliance has as Accenture as prime contractor. We are a subcontractor. And Accenture is prime as contracted with the state. The state pays Accenture and then we bill Accenture and collect from Accenture for work we do under the project.

 Cynthia Houlton - RBC Capital Markets - Analyst

 Are you doing all of that work or in terms of this initial stage or is Accenture doing some portion of this work also directly?

 Rich Montoni - Maximus Inc - CEO

 Actually the work is broken out into various components. And we are doing some call center work. We are doing some work as it relates to application processing. We are doing some work as it relates to enrollment benefit. We are doing some work as it relates to the chip program. Accenture is doing some work as it relates to systems development and overall project management. So there’s a sharing of the scope of work.

And I wanted to make sure I answered the first of your question about the delay. Keep in mind that the nature of the delay was driven by the commissioner. And the commissioner instituted the delay in early April.

And the basis of the commissioner’s delay was to make technical and operational improvements before moving forward with the integrated eligibility component of program. Keep in mind that — I think we’ve noted this in prior calls, there are other aspects to the program that went live several months ago and remain as ongoing operations. That would include the enrollment broker operations, the chip program and there is also part of the program called kids med.

Those aspects of the program went live on time. We’re moving forward. It’s the integrated eligibility piece that we rolled out as the pilot on time and obviously the pilot is precursor to the full scale rollout. The commissioner chose to delay that rollout because of call center operations and technical performance. In essence readiness for the full rollout.

Does that help?

 Cynthia Houlton - RBC Capital Markets - Analyst

 Yes, that’s very helpful thank you.

Operator

 The next question comes from the line of Thatcher Thompson with CIBC World Markets.

 Thatcher Thompson - CIBC World Markets - Analyst

 Good morning. Quick question. Your capitalized startup costs, your deferred contract costs about 11.5 million in the first six months here, I would imagine a lot of that relates to B.C. and Texas.

Can you comment on what gets capitalized versus what gets expensed and can you tell us how much you lost on the Texas business in this March quarter?

 Rich Montoni - Maximus Inc - CEO

 Let me answer the second part of the question first. As it relates to the Texas situation, we lost in the first quarter $2.3 million on approximately $10 million of rev — I’m sorry in the second quarter, Thatcher, we lost $2.3 million on about $10 million in revenue. And that will bring us to a year-to-date situation of about 2.4 million loss on about 15.6 million in revenue.

Back to the capitalized deferred contract cost. First off, when you look at that, you need to look at the liability side of the balance sheet. Because oftentimes what’s happening here is we are being paid up front to basically build systems for these new large projects. And under generally accepted accounting rules will be paid for, will collect the cash. What we do is capitalize those costs and amortize them over the service period.

So you will see a pretty significant bump over the last roughly year and a half for both projects as we capitalize those costs and defer the revenue. You’ll see to a large extent an offset of those two. And we’ll amortize the capitalized cost and recognize the deferred revenue during the service period generally in a straight line basis.

And I say we did some data -

 Dave Walker - Maximus - CFO

 Sure. If you look at the deferred contract cost it was an increase from September of $11.5 million. At March 31st, the deferred contract cost in answer to your question, Texas consisted of 14.8 million and British Columbia was $6.5 million. And California Healthy Families is the other large one.

 Thatcher Thompson - CIBC World Markets - Analyst

 Okay, all right, thank you. Can you also comment on your expected tax rate used in your revised estimates for fiscal ‘06?

 Dave Walker - Maximus - CFO

 Yes you bet. Good question. We have some — we’ve really received some great returns in tax free investments lately. So we expect favorable full year tax position. It’s our expectation that the effective tax rate will be brought down to 39% for the full year from 39.5%.

 Thatcher Thompson - CIBC World Markets - Analyst

 Thank you.

Operator

 Next question comes from the line of Anurag Rana with KeyBanc Capital Management.

 Anurag Rana - KeyBanc Capital Management - Analyst

 Good morning, Rich.

 Rich Montoni - Maximus Inc - CEO

 Good morning.

 Anurag Rana - KeyBanc Capital Management - Analyst

 Welcome back. Could you please give us an idea about what your expectations for cash flow are for the full year given it seems the second quarter was a bit lighter than what I was looking at? And second given the strong revenue growth in the second quarter why didn’t you move the guidance up for the revenue for the full year? .

 Rich Montoni - Maximus Inc - CEO

 Couple things. First, on cash flows, my view of cash flows at MAXIMUS is that I think it’s best viewed particularly as it relates to consistency and reliability on an annual basis not a quarterly basis.

We do have some elements of our business that will cause some lumpiness quarter to quarter. Most notably we have bonuses that we accrue and those can be quarterly — fluctuate on a quarterly basis. We have tax situations so the tax payments can move quarter to quarter. And we also have receivables situations such that move quarter to quarter.

So net net I’ve always looked at it on an annualized basis. What does the business model, what do we expect that it will deliver. I wasn’t displeased with the cash flow situation this quarter. It’s I think confirmation of what I expect on an analyzed basis.

I do think that nationally the big question on a go forward basis I think the big swingers in cash flow are contract cost and obviously receivables. Okay?

On the revenue side and revenue guidance, couple things. You asked why we didn’t bring up the year from a revenue perspective? We used the current revenue run rate in Texas which will get you to about $35 million and that’s less than the previous anticipated run rate of about $45 million.

I think we had prior conversations with people when they’d ask us the question, what does Texas look like? When’s it going to ramp-up, how’s that going to happen? We previously anticipated full year revenues of $45 million now with the delay we just went with the current run rate which brings us down a little bit. And that’s probably the biggest single factor in our positioning in full year revenues.

 Anurag Rana - KeyBanc Capital Management - Analyst

 Thank you. That was very helpful.

Operator

 The next question comes from the line of Tom Meagher with Friedman, Billings Ramsey.

 Tom Meagher - Friedman, Billings - Analyst

 Good morning. Good to have you back, Rich. Just do me a favor don’t resign again and not before my conference at the end of the month. I couldn’t explain it twice in one year.

Could you maybe discuss a little bit more about when you talked about Texas? I believe in your prepared remarks you said something about a realignment of responsibilities. Is that discussion between you and Accenture or is the state driving that process? Can you give a little more color on that?

 Rich Montoni - Maximus Inc - CEO

 It’s really between us and Accenture but at the end of the day the vested party in MAXIMUS and Accenture is to work to basically satisfy the customer.

That’s the — that at the end of the day, is the one thing that matters. So as you would expect, the state is very much involved in all of what’s going on, but essentially it’s between MAXIMUS and Accenture.

I’m going to step back a little bit. You need to remember that when we partnered with Accenture and proposed on this opportunity the real synergy in the logic behind the partnering that Accenture would bring to the table some very sizeable significant capabilities as it relates to managing large technology oriented projects. And MAXIMUS would bring to the table to a large extent subject matter expertise. It was a combination of the two that would really result in the success of the project and delivering the value the client expected in the project.

So this is a mid course correction, discussion of correction to make sure we best align our resources and get the job done on time. That’s what’s happening, Tom.

 Tom Meagher - Friedman, Billings - Analyst

 Okay. Are you at liberty at all within the context of these discussions to give us an idea where this potential realignment might be taking place? What sort of work it is?

 Rich Montoni - Maximus Inc - CEO

 Again, we have to wait until we get through the discussions and negotiations before we share that with you.

 Tom Meagher - Friedman, Billings - Analyst

 Okay. Thanks very much. I appreciate it.

 Rich Montoni - Maximus Inc - CEO

 You bet.

Operator

 [OPERATOR INSTRUCTIONS] The next question comes from the line of Bill Loomis with Stifel Nicolaus.

 Bill Loomis - Stifel Nicolaus - Analyst

 Hi, thank you. Rich, can you talk on Texas, can you talk about the loss expectations? You lost 2.3 million in the second quarter. Now in your current guidance, do you expect those losses to stay at that same rate or double or can you quantify that for us?

 Rich Montoni - Maximus Inc - CEO

 Bill, there’s two answers to that. One is what we’ve done and it really is the driver behind the reduction in the guidance at least the lower end of the guidance. We have assumed a similar rate of revenue and a similar rate of loss in the third and fourth quarter rather similar to the second quarter. And that really reflects a lot of additional resources that we dedicated to the program. And believe we will likely have to continue to dedicate to the program. Under prior modelings we felt that we could ease up on some of those resources. That’s the first aspect of it.

The second aspect is and we don’t know whether or not there will be additional financial ramifications from this rescoping. Again, we have to get through the negotiations and then once we get through the negotiations and naturally concurrent with whole process we’ll access the financial ramifications of that.

 Bill Loomis - Stifel Nicolaus - Analyst

 Researching the Texas project, I know I’ve seen some issues of where you’ve had to double number of people on call centers and that really add a lot of people resources.

Is that the type of situation when you talk about adding resources that your billing rates are easier getting or same but you’re having to add significant more people to call centers and other resources?

 Rich Montoni - Maximus Inc - CEO

 I think that’s right. I think the additional cost of the resources that we add are simply marginal costs. And the nature of them are not so much additional people in a call center. Because that’s planned out from day one. More so training resources, oversight resources, management resources. Those types of resources.

 Bill Loomis - Stifel Nicolaus - Analyst

 And just looking at British Columbia, you said 70% of the $4 to 5 million losses already occurred in the first half. How is that split going to be in the third and fourth quarter? Is it even or is the third quarter more loss than the fourth quarter?

 Rich Montoni - Maximus Inc - CEO

 I think, my impression, and again, I need to take a real hard look at it. But my impression is it’s going to be relatively even between third and fourth quarter.

 Bill Loomis - Stifel Nicolaus - Analyst

 Okay.

 Dave Walker - Maximus - CFO

 Bill, to give you a flavor of B.C. We lost $2.1 million in Q1. And we dropped that loss down to $1.4 in Q2. So there was a $700,000 reduction in loss between quarters. I think you’ll see that continue with break even happening sometime in 2007.

 Bill Loomis - Stifel Nicolaus - Analyst

 Okay, that’s good. And then finally on the systems implementation job that you’re going to move to the next phase and improve margins. How would that improve margins and what happened there? What kind of job was that? Was that an ERP job or one of our own proprietary software implementations?

 Rich Montoni - Maximus Inc - CEO

 No, this was not a proprietary implementation. This was an ERP implementation. Phase one, overall, we expected this project was going to be profitable. The way we contracted, we had a phase one contract. And we were hopeful that we might even roll the phase two into the overall contract such that we could factor that in to our financial accounting through the end of March.

We weren’t able to get that done contractually so as a result we had to account for phase one as a distinct, stand-alone situation. We believe when we add the remaining phases to the project it will overall be profitable.

So net net the good news is that, that should not repeat and we should have a project that our plan is going to be successful and profitable.

 Bill Loomis - Stifel Nicolaus - Analyst

 Are you operating this or is it just purely an implementation job? And then you go away after it’s implemented?

 Rich Montoni - Maximus Inc - CEO

 It’s the latter.

 Bill Loomis - Stifel Nicolaus - Analyst

 Okay, thank you.

 Rich Montoni - Maximus Inc - CEO

 Okay, Bill.

Operator

 The next question comes from the line of Jason Kupferberg with UBS.

 Jason Kupferberg - UBS - Analyst

 Welcome back, Rich, and greetings David, how are you?

 Dave Walker - Maximus - CFO

 Great, thanks.

 Rich Montoni - Maximus Inc - CEO

 Hi, Jason.

 Jason Kupferberg - UBS - Analyst

 Hi! I wanted to ask another question on Texas in terms of upcoming milestones that we should be focussed on, I know you mentioned in the next 30 days in terms of having a better handle on the financial impact but kind of more of an operational level within the contract. What are the next milestones that we should be keeping tabs on?

 Rich Montoni - Maximus Inc - CEO

 You know, I think that’s a good question. And I do think a short watch over the next 30 days is important. The real big question is when will the state be ready to rollout — to further roll out the integrated eligiblity aspect of the program? Frankly, that’s something that’s to be determined by the state.

The commissioner issued a press release the beginning of April, maybe April 5th, where he talked about his thinking as it relates to the matter. And the best thing to do, if you’d like to know more, maybe read that press release. I think it has a pretty good reflection of where the commissioner is coming from.

My personal belief is that Texas wants this system to work. They want this project to work. They think it’s important to the state.

On the other hand you can appreciate the sensitivity to the constituents of the state. It’s very important that it gets the job done for the constituents so that the state/commissioner, I think they place a high priority in terms of making sure the system is ready. That is not necessarily time phased. It’s status phased.

So we really need to look to the commissioner to determine when they feel comfortable moving to the next stage. That will be a rollout to additional counties in Texas, Jason.

 Jason Kupferberg - UBS - Analyst

 Okay. I think if I recall, the initial plan was for Texas to be neutral maybe slightly dilutive in fiscal ‘06. obviously you’re giving us an update on that year. But as we look out to fiscal ‘07, can this contract be profitable next year or is it simply impossible to know at this point?

 Rich Montoni - Maximus Inc - CEO

 I think it’s more in the category of I don’t know at this point. My sense is that it could very well be profitable. I would hope it would be profitable in ‘07. We really need to study the matter further at this point in time?

 Jason Kupferberg - UBS - Analyst

 Will you update us after these renegotiations are complete over the next 30 days or so? Is it possible that that could have an impact on your guidance?

 Rich Montoni - Maximus Inc - CEO

 I think we have an obligation to update you, you know, particularly if it has a significant ramifications.

 Jason Kupferberg - UBS - Analyst

 Okay. Just the last, kind of more big picture question. You talked about making some strategic changes here in terms of maybe not going after the big projects with as much gusto as you guys have in the past until you can have a more consistent portfolio, et cetera. What do you think, kind of the optimal, given all that, what is the optimal growth and margin profile of MAXIMUS?

 Rich Montoni - Maximus Inc - CEO

 That’s a good question. I think this. I think that from a margin perspective. And we’ve always talked about this 10% margin issue, I think the Company business model is such that it can be a 10% plus operating margin business.

I think that’s what’s causing our difficulties now are these startup situations and situations that, as we move forward, part of the key to success is to avoid these types of situations. I think that’s an important element in the go forward and that plays into what I referred to. I believe in my call notes in terms of risk management what risks we’re willing to take and what sort of reward we think we need to get when we do take on that type of risk.

I think we should be perhaps less risk oriented. We should avoid some of the risks that we’ve taken in the past. So that will get into how we contract, how we propose what we’re willing to pursue.

I do think there remains pretty significant opportunity in the integrated eligibility arena. When we look at the underlying demand and you look at what our customers are dealing with from a social perspective in their demographics, they really do need to reengineer the processes and use technology to do that.

I do think we are early stage in this integrated eligibility as the states are changing out their systems. And I do see a decade worth of changeout happening. They have to do it.

We’re early on in terms of these processes. it’s almost akin to R&D sometimes as you go through these you determine what works and when things don’t work you have to alter course.

So with these projects, that, by nature, will happen.

 Jason Kupferberg - UBS - Analyst

 Maybe just a quick one for David or Rich. You make comments about cash flow and said we should focus more on the full year, which is certainly understandable.

I think the general outlook for fiscal ‘06 has been for operating cash flow to be roughly in line with last year, maybe plus or minus a little bit. You’re down pretty significantly through the first half of the year on a year to date basis, I think about 55% or so.

Do you see a big ramp coming in cash flow in the second half? Given some of the investments it sounds like you’re going to have continue making in Texas, should we moderate our expectations for cash flow for this year just given the timing of Texas?

 Dave Walker - Maximus - CFO

 Let me speak to the six months to six months. You’ll always get some spottiness just due to receivable collections. So I think last year at this time there were a lot of receivables and things that were driving it around and payable movement.

But If you just look at the quarter cash flow of the $16.5 million in operations for the six months, $11.4 million came in the current quarter. So that certainly indicates that cash flow from operations is stepping up nicely.

So, again, for the full year, you know, we think we’ll come in where we want to be. But there’s going to be that spottiness throughout.

 Rich Montoni - Maximus Inc - CEO

 I’d also say that two other data points on that, Jason. We do tend to have a big focus on receivables in the fourth quarter. So that should be a positive element.

We do still have some large projects out there that carry with them some pretty significant unbilled. And part of the key to success and this is a challenge to our management team is to work that and make sure we hit the deadlines and bring them down.

 Jason Kupferberg - UBS - Analyst

 Fair enough. Thanks, guys.

Operator

 [OPERATOR INSTRUCTIONS] The next question comes from the line of Dana Walker with Kalmar Investments.

 Dana Walker - Kalmar Investments - Analyst

 Good morning, Rich, nice to hear your voice. David, welcome.

 Rich Montoni - Maximus Inc - CEO

 Good to hear your’s as well.

 Dana Walker - Kalmar Investments - Analyst

 Where do I start? How about, this might be selective memory. I want to say that when you first talked about Texas, you believed that from a structural design standpoint it would not expose you to the types of losses that you were forced to eat on British Columbia. Was that selective memory?

 Rich Montoni - Maximus Inc - CEO

 My reaction would be it is a significant system development. There is a lot of system work that’s occurring. And I think by nature there’s inherent risk when you’re building a large system.

So I can’t comment in terms of the selective memory. But my believe is it is a very sizeable project with lots of technology. And it’s not just technology as you well know, Dana, often the technology can just be designed to work just fine.

So when you take it and you put it into an environment that has complex social issues and people who need to be trained in a timely basis and bringing all those other resources together at the right time, that poses total solution complications.

 Dana Walker - Kalmar Investments - Analyst

 question number two related if, this is of course naive and with complexity you’re largely answering this question. But I would hope there’s more to it.

Since Accenture and yourselves and others would be sitting back before you engage hoping to avoid some of these issues, can you elaborate on how that foreplanning doesn’t seem to have addressed what you faced?

 Rich Montoni - Maximus Inc - CEO

 Actually, I can’t. I mean, it’s Accenture job as prime to deal with the situation in terms - and the commissioners as well, it’s the commissioner’s call, Dana, in terms of whether he feels comfortable moving forward or not. it’s really not appropriate for me to get into the details of what I think is behind commissioners reasoning.

I can tell you that I believe we understand clearly and are communicating clearly with the state, with Accenture to identify and focus on those pieces of the program that need to be improved in order to feel comfortable to go forward.

So, as you can well imagine, it would involve all those necessary things to be ready to roll it out in additional capacity.

 Dana Walker - Kalmar Investments - Analyst

 Is there a difference in the nature of the work that you did in Q1 versus Q2 in that there was very little loss recognized in Q1 and quite a bit in Q2?

 Rich Montoni - Maximus Inc - CEO

 I think the work is different from quarter to quarter. We’re rolling out different programs. There’s different phases. This is not the same work quarter after quarter after quarter.

 Dana Walker - Kalmar Investments - Analyst

 On British Columbia, David, you mentioned that you would hope to see break even in ‘07. What is your ultimate objective for this contract? And is break even the most that a shareholder can hope to see? No. We bid our contracts to make money. And that’s what we’re going to execute to.

 Rich Montoni - Maximus Inc - CEO

 We do believe that the British Columbia contract will be a profitable contract.

 Dana Walker - Kalmar Investments - Analyst

 That’s correct. What will need to happen to get there? And in what time frame would you expect to see something closer to creamy center?

 Rich Montoni - Maximus Inc - CEO

 Creamy center?

 Dana Walker - Kalmar Investments - Analyst

 A more desirable outcome.

 Rich Montoni - Maximus Inc - CEO

 I think that one is once we get to the point where we have the resources and are operating efficiently, we need some system enhancements to get us to that particular point. And once we have those two elements in sync, then I think we’ll be operating at the targeted profitability level.

 Dana Walker - Kalmar Investments - Analyst

 Final question. As you look at your portfolio, you talked about how some portions of it are no longer core. What percentage of your revenue would you consider to be not core?

 Rich Montoni - Maximus Inc - CEO

 That’s a question that has to be answered at a future date once we go through the necessary process to take a hard look at it, Dana.

 Dana Walker - Kalmar Investments - Analyst

 From a — I’m trying to think what the right word here is. Would you consider it to be less than 10%, though?

 Rich Montoni - Maximus Inc - CEO

 Almost a directional perspective, you might consider it — less than 10% is a reasonable direction.

 Dana Walker - Kalmar Investments - Analyst

 Is not a reasonable or is a reasonable?

 Rich Montoni - Maximus Inc - CEO

 Is a reasonable direction. Less than 10% again that’s directional. We need to go through the process to give you a definitive answer. But directionally, less than 10% is a reasonable perspective.

 Dana Walker - Kalmar Investments - Analyst

 Would you suppose that the process of extracting yourself from whatever that portion of revenue happens to be, would you expect that to have implications for profit? I presume that the parts you don’t want are not as profitable and perhaps require more resources? Or is that not the conclusion we should draw?

 Rich Montoni - Maximus Inc - CEO

 I think - can I change your question a little bit?

 Dana Walker - Kalmar Investments - Analyst

 Of course.

 Rich Montoni - Maximus Inc - CEO

 If I could answer your question to be what criteria will you use to assess those businesses that you would consider divesting, I would answer it this way. There’s several criteria that we look at.

We would look at the impact on profitability, short term and I would emphasize more long term. We would emphasis strategic fit as we move forward. We would also take a look at — and this is an important factor — I believe we have a lot of opportunities in key markets that we serve. I think we’re well positioned.

I am concerned that many of our managers don’t have the the ability to focus on those growth opportunities and have to spend time nurturing some of these less than — I’ll say less than strategic, less than robust growth type situations.

So part of it is to free up the team to focus on those things where we have big opportunities, substantial growth opportunities, substantial profit opportunities.

 Dana Walker - Kalmar Investments - Analyst

 Thank you.

 Rich Montoni - Maximus Inc - CEO

 Thank you, Dana.

Operator

 Your next question comes from the line of Shlomo Rosenbaum of Stifel Nicolaus.

 Shlomo Rosenbaum - Stifel Nicolaus - Analyst

 Hi, Rich, it’s Shlomo over here. I have two questions here. First, I want to start with how do you plan to manage the risk you’re talking about, managing down the risk at MAXIMUS but at the same time pursuing this wave of integrated eligibility contracts, which seems to be a more inherently risky business due to the fact the newness of the business? And seeing what we’re having with the large, complex problems that are going on. I was wondering if you could give us a little bit more color balancing the growth and the risk particularly pursuing that area.

 Rich Montoni - Maximus Inc - CEO

 Shlomo, I think my thoughts in that regard are one, a lot of this will be case specific type situations. So as opportunities are presented to us, we will need to take — I’m going to say, an open view approach to the specifics of that circumstance.

I had a conversation with one of our business development leaders the other day and the conversation came up about what are we doing from a terms and conditions perspective on a contract to make sure if something’s not successful we’re adequately protected?

And I said to him that’s not really the criteria I want to hear. What I want to hear is why do we have a high degree of confidence that this project is going to be successful because those are the types projects we want to be associated with.

If we run across a situation that we as a firm don’t believe has a very high chance of being successful in terms of delivering what the client expects, then we have to basically take — we have to take a hard look and ask the question do we want to participate at all. That’s one aspect.

The other aspect, obviously, are the terms and conditions. I personally think that these contracts may be better structured in a piecemeal basis where they have phase one, pilot phases, proof of content phases. And then once that happens, then the client should move forward with a larger full scale rollout approach as opposed to soup to nuts in the front end.

 Shlomo Rosenbaum - Stifel Nicolaus - Analyst

 You’re going to be able to control that part of it. I mean, you’re coming in as a subcontractor to Accenture, how much of that part of the contracting are you in control of?

 Rich Montoni - Maximus Inc - CEO

 Well, we have a voice in the process. We have an opportunity to talk with all of our partners. We have an opportunity to talk to our customers. And our folks, I think, have a lot of insights in terms of what works and what doesn’t work.

We can be very vocal in the process and influence the process. I think MAXIMUS does have a lot of influence in the industry. So I do think we’ll be able to influence the situation.

 Shlomo Rosenbaum - Stifel Nicolaus - Analyst

 In context of what you’re saying, in retrospect If you have to redo Texas, were the issues terms and conditions or the issues that the probability of success was not high enough? I mean, just looking back at a retrospect.

 Rich Montoni - Maximus Inc - CEO

 No, I wouldn’t say I have any regrets about Texas. And that wouldn’t be fair to Texas or the situation. I’m more concerned about looking forward and modifying it.

 Shlomo Rosenbaum - Stifel Nicolaus - Analyst

 Okay, then just a few income statement questions. Interest income seems just a little bit low. I was wondering if there was any other moving parts in there besides the basic interest expense, no interest expense but just interest income?

 Dave Walker - Maximus - CFO

 Yes, that’s a great question. Actually, in that other income is also foreign currency gains and losses. So in Q1 there was a 600,000 foreign currency pickup. And in Q2 we actually had a small loss of 400,000. So that caused a $1 million swing quarter over quarter.

And then we’re working on a strategy to smooth that out going forward combined with some tax planning strategies.

 Shlomo Rosenbaum - Stifel Nicolaus - Analyst

 Okay. And how should I think of CapEx percentage of revenue? Are we at a spike time right now in terms of the projects going on? Is the CapEx percentage of revenue closer to 2%, 1%? I’m trying to figure out what the CapEx requirements of the business are.

 Rich Montoni - Maximus Inc - CEO

 My view is in most cases we’re being paid up front for these CapEx things and they get reflected in deferred revenue. So net net, I like to think that we will not be the financier of these upfront capitalized costs.

I think if that’s the role that industry looks for us to play then we’ll have to have another discussion.

 Shlomo Rosenbaum - Stifel Nicolaus - Analyst

 Okay. Thank you.

 Rich Montoni - Maximus Inc - CEO

 Thank you, Shlomo.

Operator

 The next question comes from the line of Matthew McKay with Jefferies & Co.

 Matthew McKay - Jefferies & Co. - Analyst

 Good morning, guys. A couple questions. First of all, it sounds like the direction is going a little differently just in terms of the type of business or maybe the type of contracts you want to pursue maybe not so much the big — trying to take down the big elephant contracts but trying to increase the volume of some small to mid sized contracts.

Is that a fair characterization or if it’s not, maybe if you could elaborate a little bit on how do you see the business development side of the business evolving?

 Rich Montoni - Maximus Inc - CEO

 Matthew, I think that’s exactly on point. I do think it’s part of our sales strategy and business development strategy. There’s several aspects to it. And we’ve talked about pricing, we’ve talked about terms and conditions.

Ultimately what we’re trying to do here is increase margins and make more predictable margins. And ultimately that is really key to driving shareholder value. At least one of the major keys to drive shareholder value.

I do think we have the raw material here at MAXIMUS to make this happen. When you step back and look at it, we have a company that has great brand recognition, has a large book of business and we need to focus on optimizing our existing operations.

We’ve mentioned it in my call notes. And that means not only our existing projects. I do think we have some opportunity to optimize existing projects. But I also think our book of business, our business development opportunities, there’s a lot of work out there and we need to move more towards focusing on consistently hitting — I know it’s a bad phrase — but singles and doubles as opposed to trying to hit home runs all the time.

If the right large, large opportunity comes across the plate and it’s incremental for us then we should pursue it. But I don’t want to build a business model that is largely dependent upon - whose growth is largely dependent upon obtaining these large engagements.

 Matthew McKay - Jefferies & Co. - Analyst

 Okay, that’s helpful. What about in terms of being in the subcontract position as opposed to trying to move into the prime contract position? Any kind of change in philosophy there?

 Rich Montoni - Maximus Inc - CEO

 I think naturally as we move — it’s the large engagements that really force us to consider partnering type situations. I think inherently the large situations you’ll have to contemplate that.

Partnering imposes additional complications by nature. You’re familiar with those complications. And also advantages. These large projects do require the breadth and depth and size do require a lot of resources to be combined to get the job done.

As we move towards smaller — they’re still pretty sizeable engagements but not as megasized engagements, MAXIMUS is well positioned to be the prime in those situations. That’s something we feel very, very comfortable with.

I mean, one point that somebody pointed out to me was that our three largest engagements are very successful engagements. They’re up and running and working. And we’ve done that as prime and we expect to continue to do that as prime.

Those are very successful engagements. Really if we can focus on adding those to our portfolio, we’ll find that very quickly we’ll start to turn improved shareholder value.

 Matthew McKay - Jefferies & Co. - Analyst

 Just talking on some of the investments spending you’re doing, in the back office, if you could just add some color in terms of some of the spending, the timing like ERP installation, or what exactly you’re looking to do in the back office?

 Rich Montoni - Maximus Inc - CEO

 You know, from a back office perspective — it’s not strictly back office. Our view is that we need to make investments in those areas where we need to be I’m going to say world class. In the top quartile in terms of performance capability. And our view is in project management, execution, hiring, recruiting, getting the right people.

So the interesting thing about ERP systems nowadays and where I think the real value is it’s not in cutting a payroll check or keeping a general ledger. It’s really in those areas that allow us to interface and make the project more productive.

So we would look for technology investments in the more meaningful areas where we really need to play into our core competencies and continue to improve.

 Matthew McKay - Jefferies & Co. - Analyst

 Okay. Just one last question. Any interest or consideration of a special dividend?

 Rich Montoni - Maximus Inc - CEO

 You know, I think that’s a subset of what our board will consider short term as it relates to the capitalization situation. So I don’t want to commit to anything or any direction. But I can tell you that the board is very much aware of the situation and we’ll address it and a special dividend is obviously one option.

 Matthew McKay - Jefferies & Co. - Analyst

 Thanks, guys.

Operator

 The last question comes from the line of Matt Conrad with FBR.

 Matt Konrad - FBR - Analyst

 Hi, good morning. You’re actually off the hook. All my questions have been answered.

 Rich Montoni - Maximus Inc - CEO

 Thanks, Matt.

 Lisa Miles - Maximus Inc - Director, Investor Relations

 With that, that concludes this morning’s call with MAXIMUS second quarter financial results. And thank you very much for joining us.

Operator

 Ladies and gentlemen, a replay of this call will be available to you within the hour. You can access the reply by detailing (800) 207-7077 and entering pin number 4504. Once again that phone number is (800)207-7077. Pin number 4504. This concludes today’s presentation. You may now disconnect.

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